DIOMED HOLDINGS REPORTS NOTICE REGARDING AMEX LISTING STANDARDS


ANDOVER, MA, June 5, 2006, --- Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, today announced that it has received notice from the American Stock Exchange advising the Company that, based on the Company's balance sheet included in its most recent quarterly report on Form 10QSB, it did not satisfy Section 1003(a)(ii) of the AMEX Company Guide's standards for continued listing on the Exchange. The standard requires that a company maintain at least $4 million in stockholders' equity if the company has sustained losses from continuing operations in three of its four most recent fiscal years. Application of the standard excludes $7.9 million of the Company's mezzanine-level preferred stock reported on its balance sheet at March 31, 2006.

According to the notice, the Company must submit a Plan by July 3, 2006 advising the Exchange what plans it has taken or will take to bring it into compliance with the continued listing standards within 18 months. The Company believes it will be able to file a plan acceptable to the Exchange and expects to do so as soon as practicable.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission regarding this matter.

About Diomed
Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.
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Safe Harbor
Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

For more information contact:
Christopher J. Geberth, VP Finance           Carney Duntsch
Diomed Holdings, Inc.                        Burns McClellan, Investor Relations
Phone: 866-4DIOMED                           Phone: 212-213-0006
email: cgeberth@diomedinc.com                email: cduntsch@burnsmc.com